                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)          March 21, 2001
                                                     ------------------------

                               Dean Foods Company
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                     1-08262                 36-0984820
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   (State or other jurisdiction  (Commission File No.)      (IRS Employer
        of incorporation)                                 Identification No.)

  3600 N. River Road                Franklin Park, IL                  60131
  ----------------------------------------------------------------------------
 (Address of principal executive offices)                            (Zip Code)

Registrant's telephone number, including area code  (847) 678-1680
                                                   -----------------



--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 5 - Other Events

                    DEAN FOODS REPORTS THIRD QUARTER EARNINGS

Franklin Park, Illinois...March 21, 2001... Dean Foods Company (NYSE: DF) today announced its third quarter and year-to-date fiscal 2001 results.

         Third quarter sales increased 11.9% to $1,093.3 million, compared to $976.8 million in the third quarter of fiscal 2000. Acquisitions in the Dairy and Specialty Foods Groups, along with continued growth of nationally branded products in the National Refrigerated Products Group, drove the sales increase. Net income was $16.7 million, compared to $25.2 million in the third quarter of fiscal 2000. Diluted earnings per share declined to $0.47 from $0.67 last year. Operating earnings were $45.9 million, compared to $54.5 million in the third quarter of fiscal 2000. Net interest expense was $5.4 million higher as a result of higher debt levels for acquisitions and fiscal 2000 share repurchases.

         Year-to-date sales were $3,251.1 million, a 6.8% increase over fiscal 2000. Net income for the first nine months was $72.9 million compared to $80.0 million last year. Diluted earnings per share were $2.04 versus $2.05 in fiscal 2000. Net income and earnings per share in fiscal 2001 include a $6.2 million after-tax gain ($0.18 per diluted share) on the sale of a note associated with the fiscal 1999 divestiture of the Company's vegetables segment.

         The Dairy Group's third quarter sales increased 9.0% to $806.6 million from $739.7 million last year. The increase was due primarily to acquisitions. Operating earnings increased 1.5%, to $32.9 million from $32.4 million in the prior year. The Dairy Group's earnings were negatively impacted by lower fluid volumes in certain markets, increased energy and fuel costs, and higher raw milk and butterfat costs.

         The Specialty Foods Group reported sales of $185.4 million in the third quarter compared to $166.4 million in the prior year. The sales increase was primarily due to the acquisition of a pickles business at the beginning of the fiscal year. Earnings, however, decreased slightly from $18.6 to $18.2 million, as the quarter reflected lower gross margins resulting from increased competition and higher energy costs, especially for powdered and aseptic products.

         The Company continued to generate substantial revenue growth in its National Refrigerated Products (NRP) Group. Sales increased 43.3% in the third quarter and 36.1% year-to-date as a result of growth in sales of intermediate and extended shelf life products and new products. New product introductions, including Dips-for-One and Marie's pourable salad dressings, continued to progress well in the third quarter.

         Operating earnings in the NRP Group were $2.7 million, versus $9.6 million in the third quarter of last year, as the Company continued to support new product introductions by investing approximately $4.0 million in the third quarter, and a total of $16.0 million during the first nine months of the year in marketing and promotional programs. Costs associated with the significant ramp-up of complex, state-of-the-art technology to produce intermediate and extended shelf life products also impacted third quarter earnings by approximately $2.0 million. The Company is focused on improving the production processes and continued progress is expected throughout the remainder of the year, although inefficiencies are expected to impact the fourth quarter.

         Howard Dean, Chairman and Chief Executive Officer, commented, "We are obviously disappointed in the performance of the third quarter and in the projections for the rest of the year. This has been a challenging year for all of our businesses, with cost increases, challenges with the technology to produce intermediate and extended shelf life products, and increased competition in certain of our product lines. We are pleased, however, with the continued strong demand for our products, especially in the National Refrigerated Products Group. We are taking a number of steps to address the operational issues, including further cost savings initiatives and pricing adjustments. We also recently announced that we are working with Goldman, Sachs & Co. to explore strategic and financial alternatives. This is an ongoing process and the Company's management will carefully consider alternatives."

         The Company expects full year diluted earnings per share in the range of $2.50 to $2.55 per share for fiscal 2001. This estimate excludes the $6.2 million after-tax gain ($0.18 per diluted share) on the sale of the note associated with the fiscal 1999 divestiture of the vegetables segment.

         Dean Foods is one of the nation's leading dairy processors and distributors producing a full line of branded and private label products, including fluid milk, ice cream and extended shelf life products, which are sold under the Dean's and other strong regional brand names. Dean Foods is the industry leader in other food products including pickles, powdered non-dairy coffee creamers, aseptically packaged foodservice products, and refrigerated dips and salad dressings. More information about Dean Foods can be found on its web site at http://www.deanfoods.com.

         The Company's quarterly earnings conference call will be held today at 8:00 a.m. Central Time. The call may be heard live at the Company's web site, www.deanfoods.com, using Real Player8 Basic Software. The basic version of Real Player8 may be downloaded at no charge from www.real.com/products/player/index.html prior to the call. Please allow approximately 15 minutes to download the software. Replays will be available at the same internet address.

         Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this press release. These risks include, but are not limited to, the ability to integrate acquisitions, adverse weather conditions resulting in poor harvest conditions, raw milk, resin, and fuel costs, interest rate fluctuations, the level of promotional spending, competitive pricing pressures, the effectiveness of marketing and cost-management programs and shifts in the market demand.

                               DEAN FOODS COMPANY
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)
                   (In millions, except for per share amounts)

                                                   Third Quarter Ended         Nine Months Ended
                                                  ------------------------  -------------------------
                                                  February 25, February 27, February 25, February 27,
                                                     2001          2000       2001          2000
                                                  -----------  ----------- ------------ ------------
Net sales                                         $ 1,093.3    $  976.8    $ 3,251.1    $ 3,045.2

Costs of products sold                                844.5       743.3      2,492.5      2,333.3

Delivery, selling and administrative expenses         202.9       179.0        597.2        544.2
                                                  ---------    --------    ---------    ---------

Operating earnings                                     45.9        54.5        161.4        167.7

Interest expense, net of interest income               18.6        13.2         53.3         36.5

Gain on sale of note                                     --          --         10.0           --
                                                  ---------    --------    ---------    ---------

Income before income taxes                             27.3        41.3        118.1        131.2

Provision for income taxes                             10.6        16.1         45.2         51.2
                                                  ---------    --------    ---------    ---------

Net income                                        $    16.7    $   25.2    $    72.9    $    80.0
                                                  =========    ========    =========    =========

Net income per share:
     Basic                                        $     .47    $    .67    $    2.05    $    2.07
                                                  =========    ========    =========    =========
     Diluted                                      $     .47    $    .67    $    2.04    $    2.05
                                                  =========    ========    =========    =========

Weighted average common shares:
     Basic                                             35.6        37.3         35.5         38.6
                                                  =========    ========    =========    =========
     Diluted                                           35.7        37.7         35.7         39.1
                                                  =========    ========    =========    =========

                               DEAN FOODS COMPANY
                          BUSINESS SEGMENT INFORMATION
                                   (UNAUDITED)
                                  (In Millions)
FOR THE THREE MONTHS ENDED FEBRUARY 25, 2001 AND FEBRUARY 27, 2000

                                                National
                                   Specialty  Refrigerated
                       Dairy         Foods      Products   Corporate  Consolidated
                    -----------    ---------  ------------ ---------  ------------
FISCAL 2001
Net sales            $    806.6    $  185.4    $  101.3    $   --     $  1,093.3
                     ==========    ========    ========    ======     ==========
Operating earnings   $     32.9    $   18.2    $    2.7    $ (7.9)    $     45.9
                     ==========    ========    ========    ======     ==========


FISCAL 2000
Net sales            $    739.7    $  166.4    $   70.7    $   --     $    976.8
                     ==========    ========    ========    ======     ==========
Operating earnings   $     32.4    $   18.6    $    9.6    $ (6.1)    $     54.5
                     ==========    ========    ========    ======     ==========

FOR THE NINE MONTHS ENDED FEBRUARY 25, 2001 AND FEBRUARY 27, 2000

                                                National
                                   Specialty  Refrigerated
                       Dairy         Foods      Products   Corporate  Consolidated
                    -----------    ---------  ------------ ---------  ------------
FISCAL 2001
Net sales            $  2,407.3    $  555.9    $  287.9    $    --    $  3,251.1
                     ==========    ========    ========    =======    ==========
Operating earnings   $    118.4    $   61.6    $    7.1    $ (25.7)   $    161.4
                     ==========    ========    ========    =======    ==========


FISCAL 2000
Net sales            $  2,312.1    $  521.5    $  211.6    $    --    $  3,045.2
                     ==========    ========    ========    =======    ==========
Operating earnings   $    103.4    $   63.8    $   27.9    $ (27.4)   $    167.7
                     ==========    ========    ========    =======    ==========

                               DEAN FOODS COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                                  (In millions)


                                                       February 25,    May 28,
                                                          2001          2000
                                                       -----------   ----------
                          ASSETS
Current Assets:
       Cash and temporary cash investments             $     41.0    $     26.6
       Accounts and notes receivable, net of
            allowance for doubtful accounts                 330.2         302.6
       Inventories                                          223.7         178.4
       Other current assets                                  75.2          92.8
                                                       ----------    ----------

            Total current assets                            670.1         600.4

Property, Plant and Equipment, net                          920.4         815.2

Other Assets                                                711.5         587.9
                                                       ----------    ----------

            Total Assets                               $  2,302.0    $  2,003.5
                                                       ==========    ==========


           LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
       Current installments of long-term obligations   $      5.1    $      3.6
       Accounts payable and accrued expenses                431.4         396.4
       Dividends payable                                      8.1           7.9
       Federal and state income taxes                        41.1          41.2
                                                       ----------    ----------

            Total current liabilities                       485.7         449.1

Long-Term Obligations                                       972.7         758.7

Deferred Liabilities                                        134.7         138.0

Shareholders' Equity                                        708.9         657.7
                                                       ----------    ----------

            Total Liabilities and
            Shareholders' Equity                       $  2,302.0    $  2,003.5
                                                       ==========    ==========


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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   Dean Foods Company
                                      ------------------------------------------
                                                      (Registrant)


Date: March 23, 2001                            /s/ BARBARA A. KLEIN
      --------------                  ------------------------------------------
                                                    Barbara A. Klein
                                                Vice President Finance and
                                                  Chief Financial Officer